EXHIBIT 99.2

KAR Auction Services, Inc.
Q4 and YTD 2018 Supplemental Financial Information
February 19, 2019

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2018
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$38.1	$47.8	$29.5	$(48.1)	$67.3
Add back:
Income taxes	11.1	16.0	8.7	(14.8)	21.0
Interest expense, net of interest income	0.1	—	16.3	35.1	51.5
Depreciation and amortization	33.1	24.3	2.4	7.3	67.1
Intercompany interest	4.2	9.6	(1.1)	(12.7)	—
EBITDA	86.6	97.7	55.8	(33.2)	206.9
Intercompany charges	4.3	—	—	(4.3)	—
Non-cash stock-based compensation	2.4	1.0	0.6	1.5	5.5
Acquisition related costs	1.1	—	—	1.0	2.1
Securitization interest	—	—	(14.5)	—	(14.5)
Severance	1.7	—	0.1	—	1.8
IAA separation costs	—	—	—	1.3	1.3
Foreign currency gains/losses	1.9	0.2	—	1.8	3.9
Other	0.8	(1.2)	—	—	(0.4)
Total addbacks	12.2	—	(13.8)	1.3	(0.3)
Adjusted EBITDA	$98.8	$97.7	$42.0	$(31.9)	$206.6

	Three Months Ended December 31, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$108.9	$68.5	$42.3	$(46.9)	$172.8
Add back:
Income taxes	(39.5)	(16.5)	(9.3)	(4.4)	(69.7)
Interest expense, net of interest income	0.4	—	11.8	29.6	41.8
Depreciation and amortization	30.6	23.9	7.8	7.1	69.4
Intercompany interest	8.7	9.5	(0.1)	(18.1)	—
EBITDA	109.1	85.4	52.5	(32.7)	214.3
Intercompany charges	4.0	—	—	(4.0)	—
Non-cash stock-based compensation	2.2	1.1	0.8	3.6	7.7
Acquisition related costs	1.4	—	—	0.3	1.7
Securitization interest	—	—	(9.9)	—	(9.9)
Minority interest	0.1	—	—	—	0.1
Gain on previously held equity interest value	(21.6)	—	—	—	(21.6)
Severance	0.6	0.1	0.2	—	0.9
Other	(0.1)	0.8	0.7	—	1.4
Total addbacks	(13.4)	2.0	(8.2)	(0.1)	(19.7)
Adjusted EBITDA	$95.7	$87.4	$44.3	$(32.8)	$194.6

	Year Ended December 31, 2018
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$203.3	$192.3	$112.0	$(179.6)	$328.0
Add back:
Income taxes	69.1	64.2	35.4	(61.0)	107.7
Interest expense, net of interest income	1.0	—	59.3	127.8	188.1
Depreciation and amortization	127.5	97.4	16.0	29.0	269.9
Intercompany interest	19.8	37.9	(3.2)	(54.5)	—
EBITDA	420.7	391.8	219.5	(138.3)	893.7
Intercompany charges	15.3	—	—	(15.3)	—
Non-cash stock-based compensation	9.3	3.9	2.3	8.8	24.3
Acquisition related costs	4.8	—	—	2.5	7.3
Securitization interest	—	—	(51.5)	—	(51.5)
Severance	5.0	0.1	0.6	0.1	5.8
IAA separation costs	—	—	—	8.1	8.1
Foreign currency gains/losses	1.9	0.2	—	1.8	3.9
Other	2.8	(0.5)	—	—	2.3
Total addbacks	39.1	3.7	(48.6)	6.0	0.2
Adjusted EBITDA	$459.8	$395.5	$170.9	$(132.3)	$893.9

	Year Ended December 31, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$260.9	$166.0	$103.9	$(168.8)	$362.0
Add back:
Income taxes	52.9	38.0	26.6	(81.5)	36.0
Interest expense, net of interest income	—	—	43.6	119.0	162.6
Depreciation and amortization	113.1	93.1	31.3	27.1	264.6
Intercompany interest	35.8	37.8	(20.2)	(53.4)	—
EBITDA	462.7	334.9	185.2	(157.6)	825.2
Intercompany charges	11.6	—	—	(11.6)	—
Non-cash stock-based compensation	7.3	3.9	2.6	11.4	25.2
Loss on extinguishment of debt	—	—	—	27.5	27.5
Acquisition related costs	5.2	—	—	1.6	6.8
Securitization interest	—	—	(34.9)	—	(34.9)
Minority interest	4.4	—	—	—	4.4
Gain on previously held equity interest value	(21.6)	—	—	—	(21.6)
Severance	2.3	0.3	0.3	—	2.9
Other	1.4	0.4	0.7	—	2.5
Total addbacks	10.6	4.6	(31.3)	28.9	12.8
Adjusted EBITDA	$473.3	$339.5	$153.9	$(128.7)	$838.0

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018

Net income (loss)	$90.0	$93.2	$77.5	$67.3	$328.0
Add back:
Income taxes	26.4	35.2	25.1	21.0	107.7
Interest expense, net of interest income	41.3	47.5	47.8	51.5	188.1
Depreciation and amortization	70.3	66.9	65.6	67.1	269.9
EBITDA	228.0	242.8	216.0	206.9	893.7
Non-cash stock-based compensation	6.7	5.3	6.8	5.5	24.3
Acquisition related costs	2.2	1.5	1.5	2.1	7.3
Securitization interest	(11.4)	(12.7)	(12.9)	(14.5)	(51.5)
(Gain)/Loss on asset sales	0.4	0.3	0.2	0.2	1.1
Severance	1.5	1.0	1.5	1.8	5.8
IAA separation costs	1.1	3.6	2.1	1.3	8.1
Foreign currency gains/losses	—	—	—	3.9	3.9
Other	0.9	0.4	0.5	(0.6)	1.2
Total addbacks	1.4	(0.6)	(0.3)	(0.3)	0.2
Adjusted EBITDA	$229.4	$242.2	$215.7	$206.6	$893.9

Results of Operations
KAR Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2018	2017	2018	2017
Revenues
ADESA	$508.5	$473.2	$2,101.9	$1,937.5
IAA	335.2	335.4	1,326.8	1,219.2
AFC	85.3	81.8	340.9	301.3
Total revenues	929.0	890.4	3,769.6	3,458.0
Cost of services*	543.2	525.1	2,142.7	1,987.2
Gross profit*	385.8	365.3	1,626.9	1,470.8
Selling, general and administrative	176.6	172.5	732.8	640.2
Depreciation and amortization	67.1	69.4	269.9	264.6
Operating profit	142.1	123.4	624.2	566.0
Interest expense	52.8	42.1	192.0	164.0
Other (income) expense, net	1.0	(0.2)	(3.5)	(1.9)
Loss on extinguishment of debt	—	—	—	27.5
Gain on previously held equity interest value	—	(21.6)	—	(21.6)
Income before income taxes	88.3	103.1	435.7	398.0
Income taxes	21.0	(69.7)	107.7	36.0
Net income	$67.3	$172.8	$328.0	$362.0
Net income per share
Basic	$0.50	$1.28	$2.44	$2.66
Diluted	$0.50	$1.27	$2.42	$2.62
* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended December 31, 2018 and 2017
Overview
For the three months ended December 31, 2018, we had revenue of $929.0 million compared with revenue of $890.4 million for the three months ended December 31, 2017, an increase of 4%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Gain on Previously Held Equity Interest Value
In October 2017, we acquired the remaining 50% interest in TradeRev and our previously held 50% interest was re-measured at fair value, resulting in a gain of $21.6 million.
Income Taxes
We had an effective tax rate of 23.8% for the three months ended December 31, 2018, compared with an effective tax rate of (67.6%) for the three months ended December 31, 2017. Our effective tax rate was higher for the three months ended December 31, 2018 as compared with the three months ended December 31, 2017, primarily as a result of the enactment of the Tax Cuts and Jobs Act of 2017 in the fourth quarter of 2017. As a result, in the fourth quarter of 2017, we recognized a tax benefit of $102.7 million relating to the re-measurement of deferred tax assets and liabilities and $11.1 million of expense associated with a one-time deemed repatriation transition tax on the accumulated unrepatriated and untaxed earnings of our foreign subsidiaries. Additionally, the effective tax rate for the three months ended December 31, 2017 was favorably impacted by a reduction in income taxes on undistributed foreign earnings.

Overview of KAR Results for the Year Ended December 31, 2018 and 2017
Overview
For the year ended December 31, 2018, we had revenue of $3,769.6 million compared with revenue of $3,458.0 million for the year ended December 31, 2017, an increase of 9%. Businesses acquired accounted for an increase in revenue of $26.4 million or 1% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $5.3 million, or 2%, to $269.9 million for the year ended December 31, 2018, compared with $264.6 million for the year ended December 31, 2017. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2017 and 2018.
Interest Expense
Interest expense increased $28.0 million, or 17%, to $192.0 million for the year ended December 31, 2018, compared with $164.0 million for the year ended December 31, 2017. The increase was primarily attributable to an increase of approximately $80 million in the average outstanding balance of corporate debt for the year ended December 31, 2018 compared with the year ended December 31, 2017, as well as an increase in the weighted average interest rate for the same period of approximately 0.49%. In addition, there was an increase in interest expense at AFC of $16.0 million, which resulted from an increase in interest rates and increased borrowings under the U.S. securitization agreement for the year ended December 31, 2018, as compared with the year ended December 31, 2017. The increases in interest expense were partially offset by $3.2 million received from the counterparties to the interest rate cap agreements and an increase of $2.6 million in the fair values of our interest rate caps which were recognized as a reduction of interest expense.
Loss on Extinguishment of Debt
In May 2017, we amended our Credit Agreement and recorded a $27.5 million pretax charge resulting from the write-off of unamortized debt issue costs and debt discounts associated with Term Loan B-2 and Term Loan B-3.
Gain on Previously Held Equity Interest Value
In October 2017, we acquired the remaining 50% interest in TradeRev and our previously held 50% interest was re-measured at fair value, resulting in a gain of $21.6 million.
Income Taxes
We had an effective tax rate of 24.7% for the year ended December 31, 2018, compared with an effective tax rate of 9.0% for the year ended December 31, 2017. Our effective tax rate was higher for the year ended December 31, 2018 as compared with the year ended December 31, 2017, primarily as a result of the enactment of the Tax Cuts and Jobs Act of 2017 in the fourth quarter of 2017. As a result, in 2017 we recognized a tax benefit of $102.7 million relating to the re-measurement of deferred tax assets and liabilities and $11.1 million of expense associated with a one-time deemed repatriation transition tax on the accumulated unrepatriated and untaxed earnings of our foreign subsidiaries. Additionally, the effective tax rate for the year ended December 31, 2017 was favorably impacted by a reduction in income taxes on undistributed foreign earnings.
Impact of Foreign Currency
The average Canadian exchange rate for the year ended December 31, 2018 was consistent with the rate for the year ended December 31, 2017. As such, the Canadian exchange rate did not significantly impact the reporting of our Canadian operations in U.S. dollars.

ADESA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per vehicle amounts)	2018	2017	2018	2017
ADESA revenue	$508.5	$473.2	$2,101.9	$1,937.5
Cost of services*	309.8	281.7	1,230.8	1,123.9
Gross profit*	198.7	191.5	871.1	813.6
Selling, general and administrative	106.9	99.9	435.8	360.0
Depreciation and amortization	33.1	30.6	127.5	113.1
Operating profit	$58.7	$61.0	$307.8	$340.5

Vehicles sold	811,000	744,000	3,472,000	3,180,000
Physical auction vehicles sold	505,000	507,000	2,168,000	2,242,000
Online only vehicles sold	306,000	237,000	1,304,000	938,000
Dealer consignment mix at physical auctions	40%	44%	42%	45%
Conversion rate at North American physical auctions	58.5%	57.3%	61.6%	60.4%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$868	$822	$844	$775
Online only revenue per vehicle sold, excluding ADESA Assurance Program vehicles	$122	$122	$121	$113

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended December 31, 2018 and 2017
Revenue
Revenue from ADESA increased $35.3 million, or 7%, to $508.5 million for the three months ended December 31, 2018, compared with $473.2 million for the three months ended December 31, 2017. The increase in revenue was primarily a result of a 9% increase in the number of vehicles sold, partially offset by a 1% decrease in average revenue per vehicle sold as the mix of vehicles sold online increased as compared to the number of vehicles sold at physical auction. Revenue decreased $2.2 million due to fluctuations in the Canadian exchange rate.
The increase in vehicles sold was primarily attributable to a 15% increase in institutional volume, including vehicles sold on our online only platform for the three months ended December 31, 2018 compared with the three months ended December 31, 2017. Dealer consignment units sold decreased 4% for the three months ended December 31, 2018 compared with the three months ended December 31, 2017. Online sales volume for ADESA represented approximately 54% of the total vehicles sold in the fourth quarter of 2018, compared with approximately 49% in the fourth quarter of 2017. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform; (iv) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (v) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 71% of ADESA's online sales volume. ADESA sold approximately 306,000 (including 31,000 from TradeRev in the fourth quarter of 2018 compared with 19,000 in the fourth quarter of 2017) and 237,000 vehicles through its online only offerings in the fourth quarter of 2018 and 2017, respectively. For the three months ended December 31, 2018, dealer consignment vehicles represented approximately 40% of used vehicles sold at ADESA physical auction locations, compared with approximately 44% for the three months ended December 31, 2017. Vehicles sold at physical auction locations remained consistent in the fourth quarter of 2018, compared with the fourth quarter of 2017. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 58.5% for the three months ended December 31, 2018, compared with 57.3% for the three months ended December 31, 2017.
Physical auction revenue per vehicle sold increased $46, or 6%, to $868 for the three months ended December 31, 2018, compared with $822 for the three months ended December 31, 2017. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices, partially offset by a decrease in physical auction revenue per vehicle sold of $4 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold decreased $12 to $136 for the three months ended December 31, 2018, compared with $148 for the three months ended December 31, 2017. The decrease in online only auction revenue per vehicle sold was attributable to a decrease in purchased vehicles associated with the ADESA Assurance Program in the fourth quarter of 2018. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle would have been $122 for the three months ended December 31, 2018 and 2017.
Gross Profit
For the three months ended December 31, 2018, gross profit for ADESA increased $7.2 million, or 4%, to $198.7 million, compared with $191.5 million for the three months ended December 31, 2017. Gross profit for ADESA was 39.1% of revenue for the three months ended December 31, 2018, compared with 40.5% of revenue for the three months ended December 31, 2017. Gross profit as a percentage of revenue decreased for the three months ended December 31, 2018 as compared with the three months ended December 31, 2017 as a result of an increase in lower margin related services, an increase in purchase vehicles at the physical auctions primarily related to ADESA Assurance and incentives to promote TradeRev.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $7.0 million, or 7%, to $106.9 million for the three months ended December 31, 2018, compared with $99.9 million for the three months ended December 31, 2017, primarily due to increases in costs associated with TradeRev aggregating $6.3 million, compensation expense of $5.5 million, selling, general and administrative expenses associated with acquisitions of $1.5 million, professional fees of $1.1 million, marketing expense of $1.0 million, information technology costs of $0.8 million and other miscellaneous expenses aggregating $1.7 million, partially offset by decreases in incentive-based compensation expense of $8.2 million, bad debt expense of $1.1 million, non-income based taxes of $0.8 million and fluctuations in the Canadian exchange rate of $0.8 million.
Overview of ADESA Results for the Year Ended December 31, 2018 and 2017
Revenue
Revenue from ADESA increased $164.4 million, or 8%, to $2,101.9 million for the year ended December 31, 2018, compared with $1,937.5 million for the year ended December 31, 2017. The increase in revenue was primarily a result of a 9% increase in the number of vehicles sold (6% increase excluding acquisitions) and average revenue per vehicle sold was consistent. Businesses acquired in the last 12 months accounted for an increase in revenue of $26.4 million.
The increase in vehicles sold was primarily attributable to a 14% increase in institutional volume, including vehicles sold on our online only platform and dealer consignment units sold were consistent (9% decrease excluding acquisitions) for the year ended December 31, 2018 compared with the year ended December 31, 2017. Online sales volume for ADESA represented approximately 54% of the total vehicles sold in 2018, compared with approximately 46% in 2017. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform (TradeRev was acquired in the fourth quarter of 2017); (iv) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (v) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 72% of ADESA's online sales volume. ADESA sold approximately 1,304,000 (including approximately 117,000 from TradeRev) and 938,000 vehicles through its online only offerings in 2018 and 2017, respectively. For the year ended December 31, 2018, dealer consignment vehicles represented approximately 42% of used vehicles sold at ADESA physical auction locations, compared with approximately 45% for the year ended December 31, 2017. Vehicles sold at physical auction locations decreased 3% in 2018, compared with 2017. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 61.6% for the year ended December 31, 2018, compared with 60.4% for the year ended December 31, 2017.

Physical auction revenue per vehicle sold increased $69, or 9%, to $844 for the year ended December 31, 2018, compared with $775 for the year ended December 31, 2017. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices.
Online only auction revenue per vehicle sold increased $9 to $139 for the year ended December 31, 2018, compared with $130 for the year ended December 31, 2017. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev sales. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle would have been $121 and $113 for the year ended December 31, 2018 and 2017, respectively. The $8 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform.
Gross Profit
For the year ended December 31, 2018, gross profit for ADESA increased $57.5 million, or 7%, to $871.1 million, compared with $813.6 million for the year ended December 31, 2017. Gross profit for ADESA was 41.4% of revenue for the year ended December 31, 2018, compared with 42.0% of revenue for the year ended December 31, 2017. Gross profit as a percentage of revenue decreased for the year ended December 31, 2018 as compared with the year ended December 31, 2017 as a result of an increase in lower margin related services, an increase in purchase vehicles primarily related to ADESA Assurance and incentives to promote TradeRev.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $75.8 million, or 21%, to $435.8 million for the year ended December 31, 2018, compared with $360.0 million for the year ended December 31, 2017, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $52.2 million, compensation expense of $16.7 million, marketing expense of $3.1 million, information technology costs of $2.8 million, benefit and other employee related expenses of $1.4 million, supplies expense of $1.2 million, stock-based compensation expense of $0.8 million and other miscellaneous expenses aggregating $4.5 million, partially offset by decreases in incentive-based compensation expense of $5.0 million and non-income based taxes of $1.9 million.

IAA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2018	2017	2018	2017
IAA revenue	$335.2	$335.4	$1,326.8	$1,219.2
Cost of services*	210.9	222.7	821.2	778.1
Gross profit*	124.3	112.7	505.6	441.1
Selling, general and administrative	26.3	27.2	114.3	107.1
Depreciation and amortization	24.3	23.9	97.4	93.1
Operating profit	$73.7	$61.6	$293.9	$240.9

Vehicles sold	617,000	635,000	2,480,000	2,369,000
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended December 31, 2018 and 2017
Revenue
Revenue from IAA decreased $0.2 million, or less than 1%, to $335.2 million for the three months ended December 31, 2018, compared with $335.4 million for the three months ended December 31, 2017. The decrease in revenue was a result of a decrease in vehicles sold of approximately 3% (7% increase excluding vehicles sold from catastrophic weather events in 2018 and 2017) for the three months ended December 31, 2018. Revenue per vehicle sold increased 3% for the three months ended December 31, 2018 compared with the three months ended December 31, 2017, and included a decrease in revenue of $1.0 million due to fluctuations in the Canadian exchange rate and a decrease in revenue of $0.2 million due to fluctuations in the U.K. exchange rate. Vehicles sold under purchase agreements were approximately 4% of total salvage vehicles sold for the three months ended December 31, 2018 and 2017. North American online sales volumes for IAA for the three months ended December 31, 2018 and 2017 each represented over 60% of the total vehicles sold by IAA.
Gross Profit
For the three months ended December 31, 2018, gross profit at IAA increased to $124.3 million, or 37.1% of revenue, compared with $112.7 million, or 33.6% of revenue, for the three months ended December 31, 2017.
Excluding HBC, IAA's gross profit margin was 37.5% and 33.9% for the three months ended December 31, 2018 and 2017, respectively. For the three months ended December 31, 2018 and 2017, HBC had revenue of approximately $7.6 million, and cost of services of approximately $6.2 million and $6.1 million, respectively.
IAA experienced a reduction in gross profit of $2.7 million and an increase in gross profit of $4.0 million for the three months ended December 31, 2018 and 2017, respectively, related to catastrophic events. Excluding these events (and HBC as noted above), IAA's gross profit margin was 38.8% and 37.9% for the three months ended December 31, 2018 and 2017, respectively.
Selling, General and Administrative
Selling, general and administrative expenses at IAA decreased $0.9 million, or 3%, to $26.3 million for the three months ended December 31, 2018, compared with $27.2 million for the three months ended December 31, 2017. The decrease in selling, general and administrative expenses was primarily attributable to decreases in incentive-based compensation expense of $0.8 million and professional fees of $0.4 million, partially offset by an increase in other miscellaneous expenses aggregating $0.3 million.

Overview of IAA Results for the Year Ended December 31, 2018 and 2017
Revenue
Revenue from IAA increased $107.6 million, or 9%, to $1,326.8 million for the year ended December 31, 2018, compared with $1,219.2 million for the year ended December 31, 2017. The increase in revenue was a result of an increase in vehicles sold of approximately 5% for the year ended December 31, 2018. Revenue per vehicle sold increased 4% for the year ended December 31, 2018 compared with the year ended December 31, 2017, partially offset by a decrease of $5.2 million from HBC, which included an increase in revenue of $1.3 million due to fluctuations in the U.K. exchange rate. IAA's North American same-store total loss vehicle inventory increased approximately 1% at December 31, 2018, as compared to December 31, 2017. Vehicles sold under purchase agreements were approximately 4% and 5% of total salvage vehicles sold for the year ended December 31, 2018 and 2017, respectively. North American online sales volumes for IAA for the years ended December 31, 2018 and 2017 each represented over 60% of the total vehicles sold by IAA.
Gross Profit
For the year ended December 31, 2018, gross profit at IAA increased to $505.6 million, or 38.1% of revenue, compared with $441.1 million, or 36.2% of revenue, for the year ended December 31, 2017. The increase in gross profit was mainly attributable to a 9% increase in revenue, partially offset by a 6% increase in cost of services, which included costs associated with purchase contract vehicles and organic volume growth.
Excluding HBC, IAA's gross profit margin was 38.6% and 36.9% for the year ended December 31, 2018 and 2017, respectively. For the year ended December 31, 2018 and 2017, HBC had revenue of approximately $32.7 million and $37.9 million, respectively, and cost of services of approximately $26.6 million and $32.2 million, respectively, as fewer of HBC's vehicles were sold under purchase contracts. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchase contracts.
IAA experienced a reduction in gross profit of $6.8 million and $0.3 million for the year ended December 31, 2018 and 2017, respectively, related to catastrophic events. Excluding these events (and HBC as noted above), IAA's gross profit margin was 39.5% and 38.3% for the year ended December 31, 2018 and 2017, respectively.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $7.2 million, or 7%, to $114.3 million for the year ended December 31, 2018, compared with $107.1 million for the year ended December 31, 2017. The increase in selling, general and administrative expenses was primarily attributable to increases in compensation expense of $3.0 million, bad debt expense of $1.6 million, incentive-based compensation expense of $1.0 million, supply expenses of $0.8 million, information technology costs of $0.7 and other miscellaneous expenses aggregating $2.4 million, partially offset by decreases in telecom costs of $1.2 million and professional fees of $1.1 million.

AFC Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2018	2017	2018	2017
AFC revenue	$85.3	$81.8	$340.9	$301.3
Cost of services*	22.5	20.7	90.7	85.2
Gross profit*	62.8	61.1	250.2	216.1
Selling, general and administrative	7.1	8.5	30.7	30.9
Depreciation and amortization	2.4	7.8	16.0	31.3
Operating profit	$53.3	$44.8	$203.5	$153.9

Loan transactions	428,000	414,000	1,760,000	1,688,000
Revenue per loan transaction, excluding “Other service revenue”	$180	$178	$175	$159
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended December 31, 2018 and 2017
Revenue
For the three months ended December 31, 2018, AFC revenue increased $3.5 million, or 4%, to $85.3 million, compared with $81.8 million for the three months ended December 31, 2017. The increase in revenue was the result of a 1% increase in revenue per loan transaction, a 3% increase in loan transactions and a 4% increase in "Other service revenue" generated by PWI. The increase in revenue and revenue per loan transaction included the impact of a decrease in revenue of $0.2 million due to fluctuations in the Canadian exchange rate.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $2, or 1%. The increase in provision for credit losses, which is a reduction of revenue, resulted in a decrease in revenue per loan transaction of $10 for the three months ended December 31, 2018. The remaining $12 increase in revenue per loan transaction was primarily the result of an increase in interest yield as a result of prime rate increases, as well as an increase in average loan values and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses increased to 2.2% of the average managed receivables for the three months ended December 31, 2018 from 1.4% for the three months ended December 31, 2017. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months ended December 31, 2018, gross profit for the AFC segment increased $1.7 million, or 3%, to $62.8 million, or 73.6% of revenue, compared with $61.1 million, or 74.7% of revenue, for the three months ended December 31, 2017, primarily as a result of a 4% increase in revenue, partially offset by a 9% increase in cost of services. The increase in cost of services was the result of increases in compensation expense of $0.5 million, incentive-based compensation expense of $0.4 million, an increase in PWI expenses of $0.3 million and other expenses aggregating $0.6 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.4 million, or 16%, to $7.1 million for the three months ended December 31, 2018, compared with $8.5 million for the three months ended December 31, 2017. The decrease in selling, general and administrative expenses was primarily attributable to decreases in compensation expense of $1.1 and other miscellaneous expenses aggregating $0.3 million.

Overview of AFC Results for the Year Ended December 31, 2018 and 2017
Revenue
For the year ended December 31, 2018, AFC revenue increased $39.6 million, or 13%, to $340.9 million, compared with $301.3 million for the year ended December 31, 2017. The increase in revenue was the result of a 10% increase in revenue per loan transaction and a 4% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $16, or 10%. The decrease in provision for credit losses, which is a reduction of revenue, resulted in an increase in revenue per loan transaction of $1 for the year ended December 31, 2018. The remaining $15 increase in revenue per loan transaction was primarily the result of increases in fee revenue and interest yield as a result of prime rate increases, as well as an increase in average loan values. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses decreased to 1.7% of the average managed receivables for the year ended December 31, 2018 from 1.9% for the year ended December 31, 2017. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the year ended December 31, 2018, gross profit for the AFC segment increased $34.1 million, or 16%, to $250.2 million, or 73.4% of revenue, compared with $216.1 million, or 71.7% of revenue, for the year ended December 31, 2017, primarily as a result of a 13% increase in revenue, which includes the decreased provision for credit losses, partially offset by a 6% increase in cost of services. The increase in cost of services was the result of increases in compensation expense of $3.4 million, incentive-based compensation expense of $1.0 million, collection costs of $0.5 million and other expenses aggregating $0.7 million, partially offset by a decrease in PWI expenses of $0.1 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $0.2 million, or 1%, to $30.7 million for the year ended December 31, 2018, compared with $30.9 million for the year ended December 31, 2017.
Holding Company Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2018	2017	2018	2017
Selling, general and administrative	$36.3	$36.9	$152.0	$142.2
Depreciation and amortization	7.3	7.1	29.0	27.1
Operating loss	$(43.6)	$(44.0)	$(181.0)	$(169.3)
* Exclusive of depreciation and amortization
Overview of Holding Company Results for the Three Months Ended December 31, 2018 and 2017
Selling, General and Administrative
For the three months ended December 31, 2018, selling, general and administrative expenses at the holding company decreased $0.6 million, or 2%, to $36.3 million, compared with $36.9 million for the three months ended December 31, 2017, primarily as a result of decreases in stock-based compensation expense of $2.0 million, incentive-based compensation expense of $1.6 million and other miscellaneous expenses aggregating $0.8 million, partially offset by increases in other professional fees of $1.6 million, professional fees associated with the IAA spin-off of $1.3 million and compensation expense of $0.9 million.

Overview of Holding Company Results for the Year Ended December 31, 2018 and 2017
Selling, General and Administrative
For the year ended December 31, 2018, selling, general and administrative expenses at the holding company increased $9.8 million, or 7%, to $152.0 million, compared with $142.2 million for the year ended December 31, 2017, primarily as a result of increases in professional fees associated with the IAA spin-off of $8.1 million, information technology costs of $3.8 million, compensation expense of $3.4 million and other professional fees of $2.9 million, partially offset by decreases in medical expenses of $4.3 million, stock-based compensation expense of $2.6 million and incentive-based compensation expense of $1.5 million.
LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

	December 31,
(Dollars in millions)	2018	2017
Cash and cash equivalents	$337.1	$317.2
Restricted cash	27.6	19.4
Working capital	689.4	748.2
Amounts available under Credit Facility*	350.0	350.0
Cash flow from operations for the year ended	749.8	588.8
* KAR Auction Services, Inc. has a $350 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $32.9 million and $42.8 million at December 31, 2018 and December 31, 2017, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2018	2017
Net cash provided by (used by):
Operating activities	$749.8	$588.8
Investing activities	(381.2)	(378.3)
Financing activities	(320.1)	(107.6)
Effect of exchange rate on cash	(20.4)	14.0
Net increase in cash, cash equivalents and restricted cash	$28.1	$116.9
Cash flow from operating activities was $749.8 million for the year ended December 31, 2018, compared with $588.8 million for the year ended December 31, 2017. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as a net increase in non-cash item adjustments, partially offset by decreased profitability.
Net cash used by investing activities was $381.2 million for the year ended December 31, 2018, compared with $378.3 million for the year ended December 31, 2017. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for capital expenditures of approximately $45.8 million;
partially offset by:

•	a decrease in cash used for acquisitions of approximately $28.1 million; and

•	a decrease in the additional finance receivables held for investment of approximately $9.9 million.
Net cash used by financing activities was $320.1 million for the year ended December 31, 2018, compared with $107.6 million for the year ended December 31, 2017. The increase in net cash used by financing activities was primarily attributable to:

•	the approximately $177.2 million of net cash received from the refinancing and repayment activities in 2017;

•	a net decrease in book overdrafts in 2018 compared with a net increase in book overdrafts in 2017, resulting in a change of approximately $17.2 million;

•	an increase in dividend payments of approximately $13.5 million; and

•	an increase in contingent payments of approximately $11.3 million;
partially offset by:

•	an increase in the additional obligations collateralized by finance receivables of approximately $36.4 million.
Share Repurchase Program

The company repurchased approximately 1.8 million shares of common stock in the fourth quarter of 2018. The company does not expect to repurchase any of its shares in the first quarter of 2019 under its current share repurchase program. Repurchases may be made in the open market or through privately negotiated transactions, in accordance with applicable securities laws and regulations. The timing and amount of any repurchases is subject to market and other conditions.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings, spin-offs or dispositions of assets or investments), gains/losses associated with step acquisitions, significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.